EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 28, 2017 on our audits of the consolidated financial statements of Lianluo Smart Limited (formerly known as Dehaier Medical Systems Limited) and Subsidiaries (the “Company”) as of and for the years ended December 31, 2016 and 2015, respectively, which report was included in the Annual Report on Form 20-F of the Company filed April 28, 2017 in the Company’s Registration Statement on Form F-3.

/s/ HHC

HHC

Forest Hills, NY

September 29, 2017